Exhibit 99.1

Jabil Announces Appointment of New Chairman, Directors to the Board

2026-01-22

ST. PETERSBURG, Fla.—(BUSINESS WIRE)—Jabil Inc. (NYSE: JBL), a global engineering, supply chain, and manufacturing solutions provider, today announced that Steve Raymund has been appointed Chairman of its Board of Directors. Additionally, Thomas T. Edman and Raejeanne Skillern have been appointed to its Board of Directors.

“I am honored to accept this role and look forward to collaborating with the rest of the Board to continue advancing Jabil’s strategic direction,” said Raymund. “We are also pleased to welcome Tom and Raejeanne to our Board. Tom’s leadership in electronics manufacturing paired with Raejeanne’s experience in key growth industries like cloud and data centers will be terrific additions to Jabil.”

Mr. Raymund has served as a director of Jabil since January 1996 and was appointed Lead Director in November 2021. He began his career at Tech Data Corporation, now TD Synnex, in 1981 as operations manager. He became COO in 1984 and was promoted to CEO in 1986, serving until his retirement in 2006. Mr. Raymund served as the Chairman of the board of directors of Tech Data Corporation from 2001 to 2017.

Mr. Edman recently retired from PCB manufacturer TTM Technologies Inc., where he served as CEO since 2014 and has been a member of its Board of Directors since 2004. Previously, he held a series of management roles at Applied Materials, Inc., a supplier of semiconductor manufacturing equipment, including Vice President of Corporate Business Development. Mr. Edman is currently the Chairman of the Global Electronics Association, formerly the IPC, an industry trade association.

Ms. Skillern most recently served as Vice President and Chief Marketing Officer at Amazon Web Services. Known for leading and growing high-profile businesses in the enterprise and cloud computing market, she has also served as President, Communications, Enterprise and Cloud (CEC) at Flex and in a number of senior leadership roles at Intel Corporation, including Vice President of the Cloud Platform Group within the Data Center Group.

“Tom and Raejeanne bring with them extensive expertise in some of Jabil’s most critical capabilities and end-markets that we welcome to our Board. As we mark 60 years of Jabil innovation, their perspectives will be invaluable to our efforts to drive long-term value for our stakeholders,” said Mike Dastoor, Jabil’s CEO.

About Jabil:

At Jabil (NYSE: JBL), we are proud to be a trusted partner for the world’s top brands, offering comprehensive engineering, supply chain, and manufacturing solutions. With 60 years of experience across industries and a vast network of over 100 sites worldwide, Jabil combines global reach with local expertise to deliver both scalable and customized solutions. Our commitment extends beyond business success as we strive to build sustainable processes that minimize environmental impact and foster vibrant and diverse communities around the globe. Discover more at www.jabil.com.

Investor Contact

Adam Berry

Senior Vice President, Investor Relations and Corporate Affairs

adam_berry@jabil.com

Media Contact

Timur Aydin

Senior Director, Enterprise Marketing and Communications

publicrelations@jabil.com

Source: Jabil, Inc.

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